Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Union Bankshares Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 333-220398, 333-165874, 333-166520, 333-161860, 333-156946, 333-144481, 033-78060, 333-102012 and 333-81199) on Form S-3 and (Nos. 333-203580, 333-193364, 333-175808, 333-113842 and 333-113839) on Form S-8, of Union Bankshares Corporation of our report dated March 14, 2017, with respect to the consolidated balance sheets of Xenith Bankshares, Inc. and subsidiaries as of December 31, 2016 and 2015, and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows, for the years then ended, which report appears in the Form 8-K of Union Bankshares Corporation dated January 23, 2018 and to the references to our firm under the heading “Experts” in such registration statements.

/s/ KPMG

McLean, Virginia
January 23, 2018